UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2007
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable.

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Credit Agreement
     On January 12, 2007, PAREXEL International Corporation (“PAREXEL” or the “Company”), certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger, ABN Amro Bank N.V., as Syndication Agent, Wachovia Bank, N.A., as Documentation Agent and a syndicate of banks (“the Lenders”) entered into a five-year revolving credit facility (“the Credit Agreement”) in the principal amount of up to $100 million, plus an additional amount of up to $50 million subject to specified terms and conditions (collectively, the “Loan Amount”). A portion of the Loan Amount is available for swingline loans of up to $20 million to be made by JP Morgan Chase Bank, N.A. subject to specified terms and conditions. Pursuant to the terms of the Credit Agreement, the Company is permitted to borrow funds from the Lenders up to the Loan Amount with a $10 million sublimit for letters of credit. The Credit Agreement is intended to provide funds for acquisitions, to repay outstanding amounts under the Company’s existing loan arrangements, for stock repurchases and for other general corporate purposes of the Company and its subsidiaries.
     Borrowings made under the Credit Agreement bear interest, at PAREXEL’s determination, at a rate based on either prime (or, if higher, the federal funds rate plus 50 basis points) plus a margin (not to exceed a per annum rate of 1.375%) based on a ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (the “Leverage Ratio”) or based on LIBOR plus a margin (not to exceed a per annum rate of 1.375%) based on the Leverage Ratio. Loans outstanding under the Loan Agreement may be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any, subject to the terms and conditions contained in the Credit Agreement. The Credit Agreement terminates and any outstanding loans under it mature on January 12, 2012.
     The obligations of PAREXEL under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to material indebtedness, defaults relating to such matters as ERISA and judgments, and a change of control default. The Credit Agreement contains negative covenants applicable to PAREXEL and its subsidiaries, including financial covenants requiring PAREXEL to comply with maximum leverage ratios, minimum interest coverage ratios, a minimum net worth test and maximum capital expenditures requirements, as well as restrictions on liens, investments, indebtedness, fundamental changes, acquisitions, dispositions of property, making specified restricted payments (including stock repurchases exceeding an agreed to percentage of consolidated net income), and transactions with affiliates.

     In connection with the Credit Agreement, PAREXEL agreed to pay a commitment fee, payable quarterly calculated as a percentage (based on the Leverage Ratio) of the unused amount of revolving credit commitments (up to a per annum rate of 0.30%). To the extent there are letters of credit outstanding under the Credit Agreement, PAREXEL will pay to the administrative agent a letter of credit fee based on the Company’s Leverage Ratio (up to a per annum rate of 1.375%) plus a fronting fee and additional charges. PAREXEL also agreed to pay JPMorgan Chase Bank, N.A. an arrangement fee, an upfront fee, a fronting fee and an annual administration fee.
     PAREXEL has banking relationships with ABN AMRO Bank, N.V. and JPMorgan Chase Bank, N.A. and from time to time may have banking relationships with other parties to the Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated herein in its entirety.
     On January 12, 2007, PAREXEL borrowed $50 million under the Credit Agreement and has elected to have this amount bear interest at a LIBOR based rate. On January 10, 2007, PAREXEL entered into an interest rate swap transaction (the “Swap Transaction”) with JPMorgan Chase Bank, National Association (“JPMorgan”), with an effective date of January 12, 2007, under which PAREXEL effectively fixed the interest rate on $20,000,000 of its floating rate debt under the Credit Agreement for the expected life of these obligations. Under the Swap Transaction, PAREXEL has agreed to pay JPMorgan amounts equal to the interest that would accrue on a notional principal amount of $20,000,000 at a fixed interest rate equal to 5.05%. In exchange, JPMorgan has agreed to pay PAREXEL amounts equal to the interest that would accrue on the notional principal amount of $20,000,000 at an interest rate equal to three month LIBOR. The Swap Transaction is intended to terminate on January 12, 2012 which is the stated maturity date of the obligations under the Credit Agreement.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of January 12, 2007, between and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger, ABN Amro Bank N.V., as Syndication Agent, Wachovia Bank, N.A., as Documentation Agent and a syndicate of banks.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2007	PAREXEL International Corporation
	By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr.
Senior Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of January 12, 2007, between and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger, ABN Amro Bank N.V., as Syndication Agent, Wachovia Bank, N.A., as Documentation Agent and a syndicate of banks.